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                                                                     EXHIBIT 5.1

                          [STOEL RIVES LLP LETTERHEAD]

October 1, 2004

The Board of Directors
Tektronix, Inc.
14200 SW Karl Braun Drive
Beaverton, Oregon 97077

Re:   REGISTRATION STATEMENT ON FORM S-8

We have acted as counsel for Tektronix, Inc., an Oregon corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement") to be filed by the Company in accordance with the rules and regulations promulgated under the Securities Act of l933, as amended (the "Securities Act"), relating to the offer and sale of up to 1,390,637 shares of the Company's Common Stock, without par value (including the associated preferred stock purchase rights) (the "Shares"), pursuant to the exercise of options and share right awards granted under the Inet Technologies, Inc. 1998 Stock Option/Stock Issuance Plan (the "Plan") and assumed by the Company pursuant to an Agreement and Plan of Merger dated as of June 29, 2004 (the "Merger Agreement"), among the Company, Inet Technologies, Inc., a Delaware corporation ("Inet"), Impala Merger Corp., a Delaware corporation ("Merger Corp.") and a wholly owned subsidiary of the Company, and Impala Acquisition Co. LLC, a Delaware limited liability company ("LLC") and a wholly owned subsidiary of the Company, pursuant to which Merger Corp. will merge with and into Inet (the "Merger"), immediately followed by the merger of Inet with and into the LLC, all as described in the Registration Statement on Form S-4, as amended, Registration No. 333-117454, filed by the Company with the Securities and Exchange Commission under the Securities Act.

We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and that the Shares shall have been issued and delivered in the manner contemplated by the Plan and the Merger Agreement.

Based upon the foregoing, it is our opinion that the Shares, when issued, delivered and sold in accordance with the Plan and the Merger Agreement, will be validly issued, fully paid and nonassessable.

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We are qualified to practice law in the state of Oregon and we do not express any opinions in this letter concerning any law other than the laws of the state of Oregon and the federal laws of the United States of America.

This opinion is furnished solely for the benefit of the Company and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act.

Very truly yours,

/s/ Stoel Rives LLP

STOEL RIVES LLP